`

Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-270344; 333-263220; and 333-255063) on Form S-8, and registration statement (No. 333-268239) on Form F-3 of our report dated April 4, 2024, with respect to the consolidated financial statements of Achilles Therapeutics plc.

/s/ KPMG LLP

Reading, United Kingdom

April 4, 2024